Exhibit 23.2

Husker Ag, LLC

54048 Hwy 20

P.O. Box 10

Plainview, NE 68769

We consent to the incorporation by reference in Schedule 14A, Proxy Statement of Husker Ag, LLC of our report dated February 1, 2006, on our audit of the financial statements and financial statement schedules of Husker Ag, LLC for the year ended December 31, 2005, which report is included in Husker Ag, LLC’s 2007 Annual Report on Form 10-K.

/s/ BKD, LLP

Lincoln, Nebraska

April 22, 2008